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EXHIBIT 23.1

Consent of Independent Accountants

    We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 19, 2001, except for Note 10, which is as of February 6, 2001, relating to the consolidated financial statements and financial statement schedules of ITT Educational Services, Inc., which appears in ITT Educational Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000.

    We also consent to the incorporation by reference in this Registration Statement of our report dated June 18, 2001 relating to the financial statements, which appears in the Annual Report of the ESI 401(k) Plan on Form 11-K for the year ended December 31, 2000.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Indianapolis, Indiana
November 14, 2001

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  EXHIBIT 23.1